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                                                                    EXHIBIT 11.1

                              SOURCE MEDIA, INC
                  COMPUTATION OF SUPPLEMENTAL LOSS PER SHARE

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                                                                             THREE MONTHS ENDED JUNE 30,  SIX MONTHS ENDED JUNE 30,
                                                                             ---------------------------  -------------------------
                                                                                  1995         1996          1995          1996
                                                                             ------------   -----------   -----------   -----------
Weighted average IT shares outstanding                                          4,555,301     9,927,172     4,531,494     9,931,664

Net effect of common shares that would have been outstanding upon the conversion of IT's preferred shares, assuming the
merger took place at the beginning of the respective periods                    2,062,740          --       2,034,580          --

Net effect of additional shares equal to that portion of the shares held by
HBAC stockholders assumed to have been issued in order to repay $4.1 million of IT debt and related accrued interest
outstanding for each period                                                       342,554          --         284,106          --

Net effect of HBAC shares assumed at the date of the merger, less shares assumed necessary to repay $4.1 million of IT debt
and related accrued interest outstanding for each period                           63,230          --          31,790          --
                                                                              -----------   -----------   -----------   -----------

Weighted average common shares                                                  7,023,825     9,927,172     6,881,970     9,931,664

Net loss                                                                      $(3,202,586)  $(2,800,562)  $(5,444,327)  $(5,021,218)

Plus impact of interest expense related to the $4.1 million of IT
debt and related accrued interest repaid with the proceeds of the             $    76,035          --     $   130,979          --
merger

Loss for per share computations                                               $(3,126,551)  $(2,800,562)  $(5,313,348)  $(5,021,218)
                                                                              ===========   ===========   ===========   ===========

Supplemental net loss per common share                                        $     (0.45)  $     (0.28)  $     (0.77)  $     (0.51)
                                                                              ===========   ===========   ===========   ===========
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